Exhibit 10.44

SEVERANCE PAY PLAN OF
FIRST WIND ENERGY, LLC

I.              PURPOSE

First Wind Energy, LLC (“Company”) has established the Severance Pay Plan of First Wind Energy, LLC (the “Plan”) to provide severance pay to certain individuals whose employment with the Company is involuntarily terminated under certain circumstances, as described herein. The Company is a subsidiary of First Wind Holdings LLC (“First Wind”).

This Plan supersedes any prior separation pay plan, program, or policy, whether written or oral, previously applied by the Company to individuals whose employment was involuntarily terminated.

This document constitutes both the Plan Document and the Summary Plan Description required under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  In the event of any conflict between the provisions of this document and any other communication, the provisions of this document will govern.

II.            ELIGIBILITY

A.            Except as provided below, any individual classified as a regular full-time employee by the Company will be eligible for benefits under this Plan (“Participant”) if:

1.             the Company notifies the individual that his or her employment will be involuntarily terminated; and

2.             the individual remains employed through the date specified by the Company; and

3.             the individual remains an employee in good standing with the Company until the termination of employment date designated by the Company; and

4.             the individual executes and complies with a release agreement as described in Section IV (“Release”) within 75 days of the date of such individual’s termination of employment, and does not revoke such release (if revocable in accordance with its terms).

B.            An individual will not be eligible for benefits under this Plan if:

1.             the individual has, pursuant to a written employment agreement, an enforceable right to the continuation of salary or the payment of other termination benefits in the event of the termination of his or her employment; or

2.             the individual has, in the opinion of the Company and within its sole discretion, exhibited unsatisfactory job performance or has engaged in unsatisfactory behavior, misconduct, acts of dishonesty, or material violations of company policy, including but not limited to violation of the Employee Code of Conduct, the Code of Business Conduct and Ethics Policy, or other Company policy promulgated from time to time; or

3.             the individual’s employment is terminated in connection with the sale or other disposition of a business unit, division or other assets, a restructuring of First Wind or a subsidiary, outsourcing of any aspect of First Wind or a subsidiary’s business or other similar event or transition and the individual is offered continued employment following such transaction or event by First Wind or a third party engaged with First Wind in such transaction or event; or

4.             the individual’s termination is the result of the employee’s voluntary resignation, retirement or other voluntary termination of employment, the employee’s  failure to return from a vacation or an approved leave of absence, or the employee’s death or disability.

III.           BENEFITS

A.            Separation Pay

The amount of separation pay a Participant will receive will depend upon his/her position in the Company and his/her length of service as outlined in the applicable Annex for the individual’s position. Notwithstanding the amount that may be specified pursuant to the applicable Annex, the Plan Administrator may direct the payment of a lesser amount of severance benefits, to the extent that the Plan Administrator shall determine an adjustment is warranted by the circumstances, including, but not limited to, the conduct or performance of the individual while an employee, the extent of notice of termination provided, and the extent to which the individual has received prior performance reviews and the opportunity to improve such performance.

“Salary” for purposes of Separation Pay under this Plan will be calculated on the basis of the Participant’s annual base salary exclusive of any bonus, overtime, commissions, incentives or other pay on the last day of his or her employment with the Company.

So long as an amount payable hereunder is not deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Section 409A”), payments will be made in the form of salary continuance consistent with the Company’s  payroll practice, or in a lump sum, at the sole option of the Company. Notwithstanding the foregoing, no payment of benefits will commence until all conditions to the payment of such benefits shall have been satisfied, including the expiration of the revocation period, if any, specified in the Participant’s Release. It is intended that any amount payable hereunder will not be deferred compensation subject to the provisions of Section 409A, due to the nature of the Plan and the ability of the Company to take the actions specified in Article V, and because the benefits hereunder are designed to satisfy the provisions of the special exception available under the Section 409A regulations for separation pay that is available only upon an involuntary separation from service. To the extent that any portion of the benefits payable hereunder to a given Participant exceeds the amount that may be paid at the relevant time under such special rule, the maximum permissible amount shall be paid in accordance with the such rule and the provisions set forth above, and any such excess amount shall be payable in a single lump sum not later than 90 days after the date the Participant’s employment terminates (or, if at that time, the Company is treated as a publicly traded corporation and the Participant is a specified employee, in each case, within the meaning of Section 409A, such lump sum payment shall be made six months and one day following the date of such Participant’s separation from service.)

The Company will withhold all applicable Federal, State, and local payroll taxes from any payment(s) made under this Plan.

B.            Health Coverage. A Participant may elect COBRA continuation coverage, at his or her own expense for a period of time up to the maximum allowable by applicable federal law. The Participant bears the full cost of Cobra coverage; provided, however, that, to the extent that the Participant is eligible to apply for any available government subsidy or other government provides assistance in respect of paying any portion of the premiums to elect COBRA coverage, the Plan Administrator shall provide the Participant with any required notice or other information. Provision of any such notice or information shall not be construed as a representation, promise or other assertion that the Participant is eligible for or will receive such assistance.

IV.           RELEASE REQUIREMENT

Any benefits under this Plan are conditioned upon the Participant’s execution of documents the Company deems necessary, including, but not limited to, timely execution and delivery and, if applicable, non-revocation of the Release provided by the Company.

V.            AMENDMENT OR TERMINATION

The Company reserves the right to amend or terminate this Plan at any time, with or without notice.

VI.           SOURCE OF BENEFITS

Benefits under this Plan will be paid from the general assets of the Company. The Company will not segregate assets or funds with respect to benefits payable under this Plan.

VII.         ADMINISTRATION

The Company is designated as the Plan Administrator for the Plan. The Company is responsible for the operation of the Plan, and may establish such rules and regulations for the administration of the Plan as it deems necessary.

The Plan Administrator will have full discretionary authority and the exclusive right (except as to matters which the Company may reserve to itself if it is not the Plan Administrator) to interpret the Plan terms, to determine eligibility for benefits, to determine the amount of such benefits, and to decide all matters arising under the Plan, including the right to remedy possible ambiguities, inconsistencies, or omissions. All determinations of the Plan Administrator with respect to any matter under the Plan will be final, conclusive and binding on all persons.

The Company may appoint or employ such persons as it deems necessary to render advice with respect to any responsibility the Plan Administrator may have under the Plan.

If the Participant dies before the payment of all or some of his or her benefits under the Plan, all unpaid benefits will be paid to the Participant’s spouse, if any. In the absence of a spouse, those benefits will be paid to the Participant’s estate.

VIII.        CLAIMS PROCEDURE

You or your Beneficiary may file a written claim for benefits under this Plan with the Plan Administrator at any time. If the Plan Administrator denies your claim to any extent, a written notification must be sent to you within 90 days, unless special circumstances delay notification. If a delay occurs, you will be given written notice, prior to the end of the 90-day period, of the reason for the delay and a date by which the claim determination is expected, not to exceed 90 additional days after the end of the 90-day period. If your request for benefits is denied, you will be notified in writing of:

•                                         The reason for the denial; and

•                                          The Plan provision on which the denial is based; and

•                                          A description of any information needed to change the decision to deny the claim and why it is needed; and

•                                          An explanation of the Plan’s review process and the time limits applicable to filing a request for review.

Within 60 days of receiving notice or learning of the denial of your claim, or if you haven’t heard anything within 90 days after you sent in your claim, you may submit a written request for review to the Plan Administrator. You may submit written comments, documents, records, and any other information necessary to support your claim. You are entitled to review Plan documents and to have anyone you wish represent you. The Plan Administrator will generally respond with a decision within 60 days of receiving your request for review, unless special circumstances require an extension. In the event of an extension, the Plan Administrator will respond with a decision not more than 120 days after receiving your request for review. If your request is denied, you will receive a written notice of the reason for the denial, reference to the Plan provision on which the denial is based and a statement informing you of your right to review the Plan documents relevant to your claim for benefits.

Note that you or a Beneficiary generally cannot seek a judicial review of a denial of benefits, or bring any action in any court to enforce a claim for benefits, before you or a Beneficiary file a claim for benefits and exhaust your rights to review as described above.

IX.           GENERAL INFORMATION:

Plan Name:	Severance Pay Plan of First Wind Energy, LLC

Type of Plan:	Welfare Benefits—Involuntary Severance

Plan Number:	001

Effective Date:	November 1, 2009

Employer Identification Number:

Plan Sponsor and Plan	First Wind Energy, LLC

Administrator:	First Wind Energy, LLC

Agent for Service of

Legal Process:	First Wind Energy, LLC

X.            ERISA RIGHTS

A Participant under this Plan is entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (“ ERISA”).  ERISA provides that all Plan Participants are entitled to:

•                                          examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor; and

•                                          obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator may make a reasonable charge for the copies.

In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the individual benefit plan. The people who administer this Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Plan Participants and beneficiaries. No one, including the Company or any other person, may dismiss a Participant or otherwise discriminate against a Participant in any way to prevent that person from obtaining a benefit or exercising his or her rights under ERISA.

If a claim for a benefit is denied in whole or in part, a Participant must receive a written explanation of the reason for the denial. The Participant has the right to have the Plan Administrator review and reconsider the claim.

Under ERISA, there are steps a Participant can take to enforce the above rights. For instance, if a Participant requests material from the Plan and does not receive them within 30 days, the Participant may file suit in a federal court. In such a case the court may require the Plan Administrator to provide the materials and pay the Participant up to $110 a day until the person receives the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.

If a Participant has a claim for benefits which is denied or ignored, in whole or in part, the Participant may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse this Plan’s money, or if a Participant is discriminated against for asserting his or her rights, the Participant may seek assistance from the U.S. Department of Labor, or may file suite in a federal court. The court will decide who should pay court costs and legal fees. If the Participant is successful, the court may order the person who was sued to pay these costs and fees. If the Participant loses, the court may order the Participant to pay these costs and fees (for example, if it finds the Participant’s claim is frivolous).

If a Participant has any questions about this Plan, the person should contact the Plan Administrator. If a Participant has any questions about this statement or about his or her rights under ERISA, that person should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210.

Executed this 1st day of November, 2009

FIRST WIND ENERGY, LLC

By	/s/ Lori Erickson

Lori Erickson

Title: Senior Vice President, Human Resources

Annex A

	Minimum		Maximum
Position Level	Severance	Plus	Severance

All employees below the level of Vice President	2 weeks	1 week for every full year of	6 months
service

Annex- Vice President

	Minimum		Maximum
Position Level	Severance	Plus	Severance

Vice President	3 months	1 month for every full year	9 months
of service

Annex –Senior Vice President and Executive Vice President

	Minimum		Maximum
Position Level	Severance	Plus	Severance

Senior Vice President	6 months	1 month for every full year	12 months
of service

Executive Vice President

Annex –President and Chief Executive Officer

	Minimum		Maximum
Position Level	Severance	Plus	Severance

President	12 months	1 month for every full year	18 months
of service

CEO